Exhibit 99.2

To:	Directors and Executive Officers of Penford Corporation

From:	Christopher L. Lawlor

Date:	July 7, 2011

Re:	Notice of Blackout Period
     The recordkeeper and certain investment alternatives for the Penford Corporation Savings and Stock Ownership Plan (“Plan”) are being changed. In order to facilitate this change, there will be a period during which Plan participants and beneficiaries temporarily will be unable to direct or diversify investments in their Plan accounts or obtain a distribution from the Plan. This period will commence July 28, 2011 at 4:00 P.M. Eastern Time and is expected to end during the calendar week beginning July 31, 2011 (“Blackout Period”).
     The Sarbanes-Oxley Act of 2002 prohibits during this Blackout Period the direct or indirect purchase, sale or other acquisition or transfer of any Penford Corporation common stock or derivative securities (including stock options) you have acquired in connection with your service or employment as a director or executive officer of Penford Corporation. Therefore, you will be subject to a trading blackout period that also commences on July 28, 2011 at 4:00 P.M. Eastern Time and is expected to end during the calendar week beginning July 31, 2011.
     Please note that the trading restrictions implemented because of the Blackout Period are in addition to other trading restrictions under Penford Corporation’s Code of Business Conduct and Ethics as well as its Insider Trading Policy. When the Blackout Period ends, you will still be subject to Penford Corporation’s ordinary quarterly blackout period which begins on August 17, 2011 and will not lift until forty-eight hours after Penford Corporation reports its fourth quarter and fiscal year earnings to the public.
     If you have any questions regarding the Blackout Period, including its beginning or ending date, or the restrictions applicable to you as a director or executive officer, please contact me.

Mr. Christopher L. Lawlor
Vice President — Human Resources, General Counsel and Secretary
Penford Corporation
7094 S. Revere Parkway
Centennial, Colorado 80112-3932
303-649-1900

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